Exhibit 99.1

TORCHMARK CORPORATION REPORTS

THIRD QUARTER 2011 RESULTS

McKinney, TX, October 26, 2011—Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended September 30, 2011, net income was $1.30 per share compared with $0.94 per share for the year-ago quarter. Net operating income for the quarter was $1.22 per share, a 13% per share increase compared with $1.08 per share for the year-ago quarter.

Reconciliations between net income and net operating income are shown in the Financial Summary below.

FINANCIAL SUMMARY

Net operating income, a non-GAAP financial measure, has long been consistently used by Torchmark’s management to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and nonrecurring items which are included in net income. Management believes that an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended September 30,		%	Quarter Ended September 30,		%
	2011	2010	Chg.	2011	2010	Chg.
Insurance underwriting income*	$1.17	$0.99	18	$122.9	$120.2	2
Excess investment income*	0.69	0.61	13	72.3	74.7	(3)
Parent company expense	(0.01)	(0.02)		(1.4)	(2.0)
Income tax	(0.59)	(0.53)	11	(62.4)	(64.8)	(4)
Stock option expense, net of tax	(0.02)	(0.01)		(2.6)	(1.8)

Net operating income from continuing operations	$1.22	$1.03	18	$128.8	$126.3	2
Net operating income from discontinued operations	0.00	0.05		0.0	6.1

Net operating income from all operations	$1.22	$1.08	13	$128.8	$132.4	(3)

Reconciling items, net of tax:
Realized gains on investments	0.08	0.04		8.2	5.2
Realized gains – discontinued operations	0.00	0.01		0.0	1.5
Loss on disposal of discontinued operations	0.00	(0.25)		0.1	(31.1)
Medicare Part D adjustment	0.00	0.05		(0.1)	6.6

Net income	$1.30	$0.94		$137.1	$114.5

Weighted average diluted shares outstanding (000)	105,312	122,033

* See definitions in the discussions below and in the Torchmark 2010 SEC Form 10-K.

Note: Tables in this news release may not foot due to rounding.

INSURANCE OPERATIONS – comparing the third quarter 2011 with third quarter 2010:

Life insurance accounted for 75% of the Company’s insurance underwriting margin for the quarter and 65% of total premium revenue.

Health insurance, excluding Medicare Part D, accounted for 21% of Torchmark’s insurance underwriting margin for the quarter and 27% of total premium revenue. Medicare Part D accounted for 4% of insurance underwriting margin and 8% of total premium revenue.

Net sales of life insurance decreased 1%, while health sales, excluding Part D, increased 26%.

Insurance Premium Revenue

	Insurance Premium Revenue from Continuing Operations
	(dollars in millions)
	Quarter Ended September 30,	Quarter Ended September 30,	%
	2011	2010	Change
Life insurance	$429.9	$417.0	3
Health insurance – excluding Medicare Part D	177.4	189.4	(6)
Health – Medicare Part D	49.9	52.5	(5)
Annuity	0.1	0.2

Total	$657.4	$659.1	0

Insurance Underwriting Income

Insurance underwriting margin is management’s measure of profitability of its life, health and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the life, health and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

	Insurance Underwriting Income from Continuing Operations
	(dollars in millions, except per share data)
	Quarter Ended Sept. 30, 2011	% of Premium	Quarter Ended Sept. 30, 2010	% of Premium	% Change
Insurance underwriting margins:
Life	$121.1	28	$115.4	28	5
Health	33.7	19	36.6	19	(8)
Health – Medicare Part D	6.6	13	5.6	11	18
Annuity	0.7		0.3

	162.1		157.9
Other income	0.7		0.8
Administrative expenses	(39.9)		(38.4)		4

Insurance underwriting income	$122.9		$120.2		2
Per share	$1.17		$0.99		18

Insurance Results by Distribution Channels

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

American Income Agency was Torchmark’s leading contributor to total underwriting margin; $59 million on premium revenue of $175 million. Life premiums of $154 million were up 9% and life insurance underwriting margin of $51 million was up 8%. As a percentage of life premium, life underwriting margin was 33%, same as year-ago quarter, and the highest of the major life distribution channels at Torchmark. The producing agent count was 4,448, up 9% from a year ago, and up 3% during the quarter. Net life sales were $36 million, up 8%.

Direct Response was Torchmark’s second leading contributor to total underwriting margin; $40 million on premium revenue of $159 million. Life premiums of $145 million were up 3%, and the life underwriting margin of $37 million was up 3%. As a percentage of life premium, life underwriting margin was 25%, same as the year-ago quarter. Net life sales were $31 million, down 4%.

LNL Agency (which now includes UA Branch Office Agency premiums and underwriting margin) was Torchmark’s third leading contributor to total underwriting margin; $26 million on premium revenue of $142 million. Life premiums of $72 million were down 2% and life underwriting margin of $16 million was up 5%. As a percentage of life premium, life underwriting margin was 23%, up from 21%.

LNL Agency was Torchmark’s second leading contributor to health underwriting margin; $9 million on health premium of $70 million. Health underwriting margin as a percentage of premium was 14%, down from 15%. Net health sales for the LNL Agency were $5 million, up 47% from a year ago.

The LNL Agency producing agent count was 1,578, down 27% from a year ago, and down 12% during the quarter. Net life sales for the LNL Agency were $9 million, down 23% from a year ago.

UA Independent Agency was Torchmark’s leading contributor to health underwriting margin; $14 million on health premium of $73 million. Health underwriting margin as a percentage of premium was 19%, same as the year-ago quarter. Net health sales were $8 million, up 46%.

Medicare Part D Prescription Drug Plan is distributed by Direct Response and the UA Independent Agency. Third quarter premium revenue was $50 million, down 5%. Underwriting margin for the third quarter 2011 was $7 million, up 18%.

For GAAP reporting, Medicare Part D premiums are recognized evenly throughout the year when they become due, and benefit costs are recognized when the costs are incurred. Due to the design of the product, premiums are evenly distributed throughout the year, but benefit costs are much higher earlier in the year. As a result, under GAAP, benefit costs can exceed premiums in the first part of the year but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark defers excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue. For the full year, the total premiums and benefits will be the same under this alternative method as they are under GAAP. The Company reports this difference between GAAP and management’s non-GAAP disclosures, net of tax, as a reconciling item for the interim periods in the Financial Summary shown on page 2 of this release. A chart reconciling the Company’s non-GAAP financial presentation to a GAAP presentation may be viewed at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Administrative expenses were $39.9 million, up 4% from the year-ago quarter.

INVESTMENTS

Excess Investment Income – comparing the third quarter 2011 with the third quarter 2010:

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest on net policy liabilities and interest on debt.

	Quarter Ended September 30,
	(dollars in millions, except per share data)
	2011	2010	% Change

Net investment income from continuing operations	$176.8	$172.3	3

Required interest:
Interest on net policy liabilities	(85.1)	(78.9)	8
Interest on debt	(19.4)	(18.7)	4

Total required interest	(104.5)	(97.6)	7

Excess investment income from continuing operations	$72.3	$74.7	(3)
Per share	$0.69	$0.61	13

Excess investment income from discontinued operations	$0.0	$5.7

Both net investment and average invested assets increased 3%. The impact of the lower new money yield was offset by the fact that we held less cash than last year. Interest on net policy liabilities increased 8%, while the related liabilities increased 6%.

Investment Portfolio

The composition of the investment portfolio at September 30, 2011 is as follows:

	Invested Assets
	(dollars in millions)
	$	% of Total

Fixed maturities (at amortized cost)	$10,716	96%
Equities	15	0%
Mortgage loans	1	0%
Investment real estate	2	0%
Policy loans	395	4%
Other long-term investments	23	0%
Short-term investments	49	0%

Invested assets – continuing operations	$11,200	100%

Fixed maturities at amortized cost by asset class are as follows:

	Fixed Maturities
	(dollars in millions)
	Investment Grade	Below Investment Grade	Total

Corporate bonds	$7,752	$387	$8,138
Redeemable preferred stock:
U.S.	815	288	1,102
Foreign	85	0	85
Municipal	1,213	0	1,213
Government-sponsored enterprises	34	0	34
Government and agencies	36	0	36
Collateralized debt obligations	0	59	59
Residential mortgage-backed securities	15	0	15
Other asset-backed securities	34	0	34

Total	$9,982	$734	$10,716

The market value of Torchmark’s fixed maturity portfolio was $11.7 billion; $942 million higher than amortized cost of $10.7 billion. The $942 million net unrealized gain compares to a net unrealized gain of $306 million at June 30, 2011, and a net unrealized gain of $572 million a year ago.

The investment portfolio contains no commercial mortgage-backed securities or securities backed by sub-prime mortgages. Torchmark has no counterparty risk as it is not a party to any credit default swaps or other derivatives contracts and does not participate in securities lending.

At amortized cost, 93% of fixed maturities (95% at market value) were rated “investment grade.”

The fixed maturity portfolio earned an annual effective yield of 6.54% during the third quarter of 2011, compared to 6.68% in the year-ago quarter. The decrease is due primarily to lower new money yields.

Acquisitions of fixed maturity investments during the quarter totaled $134 million at cost. Comparable information for acquisitions of fixed maturity investments is as follows:

	Quarter Ended September 30,
	2011	2010

Average annual effective yield	5.5%	5.6%
Average rating	BBB+	A-
Average life (in years) to:
First call	28.9	23.0
Maturity	29.1	25.4

Realized Capital Gains on Investments – during the quarter ended September 30, 2011:

Torchmark’s continuing operations had a net capital gain of $12.6 million ($8.2 million after tax) resulting primarily from dispositions of fixed maturities. Year-to-date, the Company had net capital gains of $21.1 million ($13.7 million after tax).

SHARE REPURCHASE – during the quarter ended September 30, 2011:

During the quarter, the Company repurchased 3.2 million shares of Torchmark Corporation common stock at a total cost of $118.1 million, an average price per share of $36.38. Year-to-date, through September 30, the Company has repurchased 17.2 million shares.

LIQUIDITY/CAPITAL:

Torchmark’s operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows. Capital at the insurance companies continues to be more than sufficient to support current operations. In addition, the parent company held $166 million of liquid assets at September 30, 2011.

EARNINGS GUIDANCE:

Torchmark projects that net operating income per share for the year ending December 31, 2011, will range from $4.65 to $4.69, and from $5.10 to $5.40 for the year ending December 31, 2012.

OTHER FINANCIAL INFORMATION:

More detailed financial information including various GAAP and Non-GAAP ratios and financial measurements is located at www.torchmarkcorp.com on the Investor Relations page under “Financial Reports and Other Financial Information.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2010, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its third quarter 2011 earnings release conference call with financial analysts at 12:00 p.m. (Eastern) tomorrow, October 27, 2011. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investor Relations page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investor Relations page menu of the Torchmark website at “Financial Reports and Other Financial Information.”

For additional information contact:	Mike Majors
Vice President, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr.
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972/569-3627
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com